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                                                                     EXHIBIT 5.2


                  [LETTERHEAD OF SHEINFELD, MALEY & KAY, P.C.]


January 6, 1998

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
1500 NationsBank Plaza
300 Convent Street
San Antonio, Texas  78205

Gentlemen:

         We have acted as bankruptcy counsel for LOT$OFF Corporation (formerly 50-OFF Stores, Inc.), a Delaware corporation (the "Company"), as the debtor in proceedings under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C.
Section 101 et seq., in the United States Bankruptcy Court for the Western District of Texas, San Antonio Division (the "Bankruptcy Court"), and in connection with the confirmation of the Company's Joint Plan of Reorganization, as Amended and Modified, by the Bankruptcy Court ("Plan of Reorganization"). As bankruptcy counsel, our opinion has been requested for purposes of your reliance when you provide opinions in connection with future corporate, securities, or lending transactions effected by the Company.

         We have examined such of the Company's records, including the Plan of Reorganization, the Order Confirming Debtor's Joint Plan of Reorganization as Amended and Modified and the related Findings of Fact and Conclusions of Law, the Company's Restated Certificate of Incorporation, Amended and Restated Bylaws, Certificates of Designations with respect to the Company's Series A and Series B Preferred Stock, and such other documents and have made such examinations of law as we have deemed relevant (with respect to each of the foregoing corporate documents which are filed with the Delaware Secretary of State, in the forms on file as of December 11, 1997 and, as to the Second Amended and Restated Bylaws, in the form certified in effect as of November 26,
1997). Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

         1. The Company's Plan of Reorganization has been confirmed by order of the Bankruptcy Court, and such Plan was confirmed in accordance with applicable law, is effective and is enforceable in accordance with its terms. Each requirement of Section 303 of the Delaware General Corporation Law necessary to effectuate the Corporate Actions (as defined in paragraph 2 below) without approval of the Company's board of directors and/or stockholders has been met. Such requirements include, without limitation, the matters referenced in subparagraphs 2(a) and 2(b) below.

         2. With respect to (i) the filing by the Company of a Registration Statement and an Amendment 1 thereto (collectively the "Registration Statement") with the Securities and Exchange Commission (which became effective on June 11, 1997) and the effectuation of the offering contemplated thereby, (ii) the increase in the Company's authorized shares effected as of June 16, 1997, (iii) the creation, establishment, and authorization of the Company's Series A Preferred Stock and Series B Preferred Stock and the preparation and filing with the State of Delaware of the Series A Preferred Stock Certificate of Designations and Series B Preferred Stock Certificate of Designations
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on June 16, 1997, (iv) the restatement and amendment of the Company's
Certificate of Incorporation and Bylaws and the preparation and filing with the State of Delaware of the Restated Certificate of Incorporation on June 16, 1997, (v) the reconstitution of the Company's board of directors effected as of June 16, 1997, (vi) the offer, sale and issuance of the Series B Preferred Stock as contemplated by the Plan of Reorganization, and (vii) the authorization of the Rights and Units and the registration, offer, sale, and issuance of the Rights, Units, Common Stock and Series A Preferred Stock in connection with the Registration Statement, (with the actions set forth in (i) through (vii) collectively called the "Corporate Actions"); the Bankruptcy Court by order or decree:

                 (a) Authorized the Company to take each Corporate Action, without approval of the Company's board of directors or stockholders (such Corporate Actions deemed by the Bankruptcy Court and applicable law to have been unanimously approved by the Company's board of directors and stockholders); and

                 (b) Authorized and designated Charles Fuhrmann to effect each Corporate Action on behalf of the Company and to take any and all actions related thereto or in furtherance thereof, including, without limitation, the execution and acknowledgement of any and all documents and instruments contemplated by the Corporate Actions.

         3. No consent, approval or other action is required to be obtained or taken by the Company under bankruptcy law, the Plan of Reorganization, the Order confirming the Plan of Reorganization, or the related Findings of Fact and Conclusions of Law in connection with any future issuance of securities by the Company (including without limitation in connection with the issuance of common stock of the Company upon exercise of options granted or to be granted under the Company's Stock Option Plan filed as an exhibit to Amendment 1 to the Registration Statement.)

         The opinions expressed herein concern and are limited to the laws of the State of Texas and the corporate laws of the State of Delaware, as currently in effect, and the federal laws of the United States of America, as currently in effect.

         This opinion is limited to the matters expressly set forth in this letter, as limited herein as of the date of this letter, and no opinion is implied or may be inferred beyond the matters expressly stated.

         We hereby consent to the filing of this opinion as an exhibit to any registration statement filed by the Company under the Securities Act of 1933, as amended (subject to our prior review of such registration statement) and to the use of our name under the caption "Legal Opinion" (or similar caption) in the prospectus included as part of such registration statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        SHEINFELD, MALEY & KAY, P.C.


                                        /s/ LEE POLSON
                                        --------------------------------------
                                        Lee Polson